Ex 10.23

Engineering Services Agreement

xG Technology

and

Haxtun Telephone Company

AGREEMENT FOR ENGINEERING SERVICES

PARTIES

THIS AGREEMENT, effective the 24th day of November, 2012, by and between xG Technology, Inc., (“XGT”) doing business at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida 34236, and Haxtun Telephone Company, Inc., (hereinafter “Haxtun” or “Customer”) doing business at 125 E Fletcher St., Haxtun, Co 80731. XGT and Customer are collectively referred to as the “Parties” or each “Party” throughout this Agreement.

BACKGROUND

WHEREAS, XGT has conducted a Preliminary Engineering Survey & Network Estimate of the cost to design, build a high-quality, affordable wireless broadband network for Customer;

WHEREAS simultaneous with this Agreement, Customer enters into a separate Equipment Purchase Agreement for specific quantities of xMax wireless broadband equipment, which is incorporated by reference as if fully set forth herein;

WHEREAS, upon successful Performance Test Acceptance of said equipment, Customer desires XGT to perform certain work as described in this Agreement and the Addenda attached to this Agreement, and XGT desires to perform such work and deliver such services as described in this Agreement and the Addenda attached hereto;

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

AGREED TERMS

ARTICLE I

SERVICES

Customer hereby retains XGT to render the services (the “Engineering Services”) described and defined in the Addenda from time to time and for the time being agreed between Customer and XGT and attached to and made a part of this Agreement. XGT hereby agrees to render the services as so described. It is understood that XGT may render such services through its own employees (“Employees”) or through independent subcontractors under subcontract with XGT (“Subcontractors”). If XGT renders services through Subcontractors, prior to any such services being performed, XGT will obtain a written agreement from the Subcontractors by which the Subcontractors agree to be bound and perform services in accordance with the terms of this Agreement, including but not limited to the confidentiality provisions provided under Article IX, in a form approved by Customer prior to its execution. Such Employees and Subcontractors are herein referred to as “XGT’s Personnel”. If the Customer desires XGT to perform certain additional work beyond the work already described in this Agreement and the Addenda for the time being attached to this Agreement, then Customer shall give notice to XGT and, if the provision and terms of provision of such services are mutually agreed with XGT, such agreement shall be reflected in a new Addendum that shall be attached to and made a part of this Agreement.

ARTICLE II

COMPENSATION

As compensation for all Engineering Services performed in accordance with the terms and conditions of this Agreement and the Addenda hereto, Customer agrees to pay to XGT the sums set forth in such Addenda, at the times and places, and upon the milestones (if any) set forth in the relevant Addenda. Compensation shall be due and payable for work actually performed by XGT in accordance with this Agreement, and the sums set forth in the relevant Addenda are the sole and entire compensation due to XGT from Customer for such Engineering Services.

All compensation to XGT’s Personnel, income, FICA, VAT, sales or any other duties or taxes levied on XGT or XGT’s Personnel by reason of payments made or consideration delivered by Customer to XGT, shall be responsibility of and borne by XGT.

ARTICLE III

REPORTING RESPONSIBILITIES

Customer may designate at the commencement of this Agreement, and from time to time thereafter, one or more of its officers or technical managers to whom XGT shall report and be responsible. Such Customer officer or technical manager shall designate the services to be performed by XGT as provided by a mutually agreed Addendum, and arrange, at Customer discretion, any meetings or conferences with any other officers or technical managers of Customer or any subsidiary or affiliate of Customer, or with third parties. All instructions from Customer to XGT shall be made in written form and acknowledged by XGT. XGT’s Personnel shall perform work, and arrange delivery to Customer, all services as set forth in Addenda for the time being attached to this Agreement.

ARTICLE IV

TERM, TERMINATION OF AGREEMENT AND RESCISSION OPTION

This Agreement is effective as of the date first set forth above, and shall, without prejudice to any obligation or commitment incurred up until such point in time, continue until terminated as set forth herein.

XGT shall commence and render services for such term and duration hereunder as set forth in the Addenda for the time being attached to this Agreement.

In the event of any termination hereof, any and all compensation due and payable to XGT shall be prorated to reflect services actually rendered and expenses incurred by XGT to date of termination in accordance with the terms of this Agreement, and Customer’s obligation to XGT shall be limited to compensation up to the effective date of termination.

Either party may elect to terminate this Agreement for any reason upon delivery of written notice to the other party, which will be effective ninety (90) days after delivery of the notice.

Either party may elect to terminate this Agreement immediately upon delivery of written notice upon any material failure, inability or refusal by the other party to perform its obligations under this Agreement, and such party may thereafter pursue any remedies it may have at law or otherwise.

In addition to the termination options above, Customer shall have the right to rescind this Agreement upon thirty (30) days’ notice if XGT fails to obtain FCC approval within One-Hundred and Twenty Days of the Effective Date of this Agreement or if the product contemplated by this Agreement is determined, by Customer in its sole discretion, not to be commercially viable.

ARTICLE V

REPORTS/SOFTWARE

XGT agrees that XGT and XGT’s Personnel will make all reports and present all deliverables specified in the Addenda upon completion of the tasks hereunder. XGT and XGT’s Personnel will prepare and submit written progress reports as may be requested by Customer from time to time.

All reports and documents and software prepared pursuant to this Agreement by XGT or XGT’s Personnel relating to tasks or projects hereunder shall be delivered to Customer in accordance with the applicable Addenda. XGT agrees to maintain adequate records and files of all work and activities of XGT and XGT’s Personnel under this Agreement.

ARTICLE VI

INDEPENDENT CONTRACTOR

XGT, XGT’s Personnel, and Customer are independent entities. Nothing in this Agreement is intended to create the relationship of employer and employee between Customer and XGT, or between Customer and any of XGT’s Personnel. Customer shall not make any deductions related to employer-employee relationships. Neither XGT nor any of XGT’s Personnel shall be entitled to or qualified under any employee benefit plans, including (but not limited to) pension, health, and insurance, provided by Customer for its employees.

Neither party has any authority to act as the agent of the other, or to bind the other Party to any Agreement or undertaking whatsoever.

ARTICLE VII

INDEMNITY

Each party agrees to indemnify and hold the other harmless from and against any liability, loss, damages (including but not limited to consequential damages, lost profits, damage to good will, costs, and expenses) and attorney’s fees incurred as a result of the other party’s conduct , whether the claims are based in tort or contract. XGT further indemnifies and holds Haxtun Telephone Company harmless from and against any liability, loss, damages (including but not limited to consequential damages, lost profits, damage to good will, costs, and or expenses) and attorney’s fees incurred as a result of any conduct of XGT’s Personnel.

ARTICLE VIII

FORCE MAJEURE

XGT shall not be liable for any damage, delays or failures to perform any obligation hereunder caused by factors beyond its reasonable ability to control, including (without limitation) changes in government regulations, acts of God, labor shortages, strikes, slowdowns, or other combined action of workmen, fires, floods, earthquakes, severe weather, serious accidents, epidemics, quarantines, wars, insurrections or riots, acts of civil or military authorities, transportation embargoes, destruction of production facilities, delays, shortages or interruptions to delivery of components and materials, , to the extent that (i) the delay extends more than thirty (30) days, (ii) was not caused by or the result of any conduct of XGT and (iii) was not reasonably foreseeable by XGT. In the event of an occurrence under Article VIII, XGT may in its sole discretion allocate available goods among customers as it may determine or cancel orders without liability for any part thereof not shipped to the Customer upon refunding any allocable advance payments received for the canceled portion.

ARTICLE IX

CONFIDENTIAL AND PROPRIETARY INFORMATION

The Parties shall keep confidential and not disclose to any third party any technical, commercial, business related, financial or company information received in relation to this Agreement.

It is explicitly understood and agreed that under no circumstances, and notwithstanding anything to the contrary contained herein, shall this Agreement including any addenda, amendment or other instrument hereto, be interpreted to assign or otherwise transfer any industrial or intellectual property of a Party hereto to the other.

Confidential Information shall mean any information and data of a confidential nature, including but not limited to proprietary, developmental, technical, marketing, sales, operating, performance, cost, trade secrets, know-how, policy, business, and process information, computer programming techniques, and all record bearing media containing or disclosing such information or techniques. Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components, or combinations thereof are now or become known to the public.

Each party agrees not to use the other Party’s Confidential Information for any other purpose than as specified by the other Party in writing.

Copies and embodiments of, and media containing, any and all Confidential Information of a Party, its parent, subsidiaries or affiliates, including but not limited to documents, records, notebooks, shall remain the property of such Party, its parent, subsidiaries, or affiliates, respectively, and shall be returned to the respective owner thereof upon request, and in any event no later than any expiration or termination date of this Agreement. Copies of, and media containing, any and all Confidential Information which is the property of third parties contracting or engaged in research, development, or business arrangements with a Party, its parent, subsidiaries or affiliates, shall be delivered to such Party in accordance with the instructions of such Party and in any event no later than any expiration or termination date of this Agreement.

The Parties’ respective obligations under this Article IX shall survive any termination or expiration of this Agreement. Any liabilities, damages, or remedies incurred or limited do to material breach of this Article IX will not be limited in any manner by any other provision of this Agreement.

The parties shall advise all of their respective employees, officers, agents, and representatives including any Subcontractors or XGT Personnel , of the terms and conditions of this Agreement regarding Confidential Information, require them to observe such conditions with respect to Confidential Information. For any Subcontractors, , prior to any such services being performed, XGT will obtain a written agreement from the Subcontractors by which the Subcontractors agree to be bound and perform services in accordance with the terms of this Agreement, including but not limited to the confidentiality provisions provided under this Article, in a form approved by Customer prior to its execution.

ARTICLE X

PROPRIETARY RIGHTS

Each Party shall continue to own all Background Technology (meaning all intellectual property rights and know-how, technical design, engineering and test data, manufacturing methodology, software, algorithms and other information and technology already owned or possessed by, known to, developed by or for one of the parties independent of the contract work performed hereunder, or with respect to which a Party may grant licenses to the other Party hereunder prior to or outside of the performance of this Agreement) it has provided to the other Party hereunder.

Technology developed by XGT and which does not to any extent contain any of Customer’s Background Technology shall be the property of XGT.

ARTICLE XI

WAIVER

Failure by any party hereto to enforce any of the provisions of this Agreement, or any rights with respect hereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way affect the validity of this Agreement. The failure by any party to enforce any of said provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections it may have under this Agreement.

ARTICLE XII

NOTICES

All notices provided for in this Agreement shall be given in writing either by personal delivery of such notice, or by certified mail, return receipt requested addressed to the parties at the following addresses:

XGT:	xG Technology, Inc.
240 South Pineapple Avenue, Suite 701,
Sarasota, Florida 34236,

Customer:	Haxtun Telephone Co., Inc.
Attn: __________________________
125 E Fletcher
Haxtun, Colorado 80731

With copy to:	John T. Palter
Riney Palter PLLC
5949 Sherry Lane, Suite 1616
Dallas, Texas 75225

ARTICLE XIII

MODIFICATIONS MUST BE IN WRITING

The terms and conditions of this Agreement shall not be modified or rescinded by agreement, conduct or waiver unless specifically agreed to in writing and executed by each of the Parties’ duly authorized representative.

ARTICLE XIV

SEVERABILITY

The invalidity or unenforceability by law of all, or part of this Agreement shall not invalidate the remainder of the Agreement and will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

ARTICLE XV

HEADINGS AND TITLES

All headings and titles in this Agreement have been inserted only to facilitate reference and shall not be taken into account in the interpretation of this Agreement.

ARTICLE XVI

ASSIGNMENT

Neither party shall have the right to assign or transfer any duties, rights or obligations due hereunder without the express written consent of the other party..

ARTICLE XVII

ENTIRE AGREEMENT

This Agreement constitutes and expresses the entire agreement of the parties as to the services and deliveries to be provided hereunder. Except for the Non-Disclosure Agreement signed by the parties on September 4th 2012 which remains in full force and effect, all other previous matters, agreements, understandings and representations of whatever nature relating to this Agreement, either oral or written, are hereby superseded or canceled. No subsequent modification shall be valid unless and until reduced to writing and signed by the parties hereto.

ARTICLE XVIII

WARRANTY AND LIABILITY FOR DEFECTS

XGT warrants that the Services will be performed in accordance with the highest professional standards of workmanship and materially conform to agreed specifications in accordance with federal law. XGT further warrants that during the duration of the Agreement and for a period of two (2) years after the effective termination date, XGT will take any action reasonably necessary to rectify, correct, repair or replace any non-conforming, defective or failing products and provide Services necessary to maintain the xMax wireless broadband network contemplated by this Agreement .

ARTICLE XIX

BILLING

XGT’s invoices are to be submitted monthly in accordance with the applicable Addendum for services provided as at the date of invoice. All payments shall be made in U. S. dollars. Terms shall net 30 days. Statements shall be addressed to:

xG Technology

240 S. Pineapple Ave. Ste 701

Sarasota, FL 34236

Attn: Roger Branton, CFO

ARTICLE XX

CHOICE OF LAW AND CONSENT TO JURISDICTION

This Agreement shall be construed and governed by the laws of the State of Florida. Customer agrees that any action to collect payment of an invoice or enforce any of provision of this Agreement may be brought in a court of competent jurisdiction in Sarasota County, Florida.

ARTICLE XXI

MARKETING

The Parties agree that this contract can be publicly announced and jointly marketed for the mutual benefit of each.

ARTICLE XXII

INSURANCE

XGT shall maintain general liability insurance in the aggregate amount of $3,000,000 and professional liability insurance in the aggregate amount of $3,000,000, which provides errors and omissions coverage for any act or omission by XGT based on the Services contemplated by this Agreement and any related services. XGT shall further obtain insurance providing coverage for any injury to XGT’s Personnel, including workers’ compensation insurance for its employees.

ARTICLE XXIII

ATTORNEY’S FEES

The prevailing Party to any dispute related to this Agreement or the enforcement of this Agreement shall be entitled to reasonable and necessary attorney’s fees and costs from the non-prevailing Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate and their signatures affixed thereto as of the day and year first above written.

xG Technology, Inc.		Haxtun Telephone Co., Inc.
240 South Pineapple Ave., Suite 701		125 E Fletcher St.
Sarasota, FL 34236, U.S.A.		Haxtun, Colorado 80731

By:	/s/ John C. Coleman	By:	/s/ Larry C. Townes

Title:	CEO	Title:	President

Date:	11/24/2012

ADDENDUM AUTHORIZATION

The rates, terms and conditions set forth in this addendum and the Agreement dated 24th day of November 2012 between xG Technology, Inc. and Haxtun Telephone Company, Inc. (“Haxtun”), shall apply for the tasks defined in this addendum.

I.	Job Classification:	Engineering Services Contract

II.	Engagement Description and General Obligations of the Parties:

In General: XGT will provide engineering services to design and build an xMax wireless broadband network for the Haxtun telephone company operating in Haxtun, CO. This network will provide a wireless voice and data network for businesses and private residences in Haxtun Telephone Company service area.

More Specifically:

III.	Delivery of Tasks: The list of deliveries to be performed by XGT is as follows:

-	Engineering Plan
-	Inventory of tower assets and locations
-	Preliminary coverage testing from tower locations
-	Spectrum analysis and range testing
-	Design of backhaul network & Internet capacity sizing
-	Network installation
-	Network coverage and performance testing
-	Network training provided to Customer
-	Network handover to Customer
-	Warranty Service - separate agreement

IV.	Terms: Start: _____________ Duration: ____________

V.	Cost:

XGT will charge Engineering & Installations Services at an hourly rate of

Program Manager/ Sr. Engineer = $180

Installation Engineer = $180

Network Technician = $105

Installation Technician =$100

.

Actual time and materials to be paid by Customer following receipt from XGT from a monthly invoice for services provided up to the date of invoice and not previously billed to, and paid by, Customer. The chart below is a preliminary estimate for the entire project.

Item	Qty.	Unit Price	Ext. Price
Backhaul - Redlines 5 Backhaul links	5	$5,500	$27,500
ATAs for dial tone	10	$30	$300
Ethernet hubs- 1 hub at all sites to bridge 3 xAPs	4	$100	$400
Tower Sites Materials	4	$7,000	$28,000
New Cell Tower Materials (if required)	0	$75,000	$0
Transportation	1	$15,000	$15,000
Power service drops	1	$2,000	$2,000
Misc equip and installation	1	10,000	$10,000
Installation Services Estimate
4 man install team (labor + per diem) per man day	25	$5,500	$137,500
Engineering Services Estimate
Network Design & Project Management	1	25,000	$25,000
Network Training	1	25,000	$25,000
TOTAL			$270,700

ACCEPTANCE AUTHORIZATION

xG Technology, Inc.	Haxtun Telephone Co., Inc.

By	By:	/s/ Larry C. Townes

Title	Title	President

Date	Date	11/13/2012